EXHIBIT 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION ANNOUNCES THE APPOINTMENT OF MICHAEL C. BOND AS CHIEF FINANCIAL OFFICER

SAN DIEGO, October 11, 2013—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that Michael C. Bond has been appointed Senior Vice President and Chief Financial Officer replacing Drew A. Moyer, who resigned from Pulse to move back to the East Coast in order to be closer to his family. Mr. Moyer's resignation is effective November 6, 2013.

“We will miss working with Drew but are happy that he will now be closer to his family,” said Pulse Chairman and Chief Executive Officer Ralph Faison.  “The Board and I greatly appreciate Drew’s sacrifice of largely living away from home for the past three years and wish him well as he rejoins his family and pursues the next stage of his professional career.”

Mr. Bond, age 56, was elected by the Board of Directors as Pulse’s Senior Vice President, Chief Financial Officer, effective with Mr. Moyer’s departure.  Mr. Bond has served in various financial roles with the company over the last two years, with his most recent assignment being Vice President and Treasurer of Pulse.  Mr. Bond is a seasoned financial executive with over 30 years of experience and a proven record of success.  He spent the earlier part of his career in public accounting, financial management, and corporate development positions with Deloitte, several private equity firms, AT&T, Lucent Technologies, and Avaya.

“I am pleased with the appointment of Mike as our next CFO,” said Mr. Faison.  “He has been a key contributor to Pulse over the past two years and his extensive financial management experience will serve Pulse well as we continue to improve our operations and execute against our strategic objectives.”

The company also announced the appointment of Dana M. Kinsch as Chief Accounting Officer, effective with Mr. Moyer’s departure.  Ms. Kinsch, age 36, has been Pulse’s corporate controller since September 2011.  Prior to joining Pulse, she spent 12 years in public accounting at PwC, where she was a senior manager, including two years in the firm’s national practice.

Pulse also confirmed that it expects its third quarter net sales and non-GAAP operating profit to be consistent with the outlook provided on August 6, 2013.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA .For more information, visit the company’s web site at www.pulseelectronics.com.

Safe Harbor

To the extent that statements in this press release are not strictly historical, such statements are "forward-looking" and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current information and expectations. These forward-looking statements, including, without limitation, those pertaining to the company’s results for the third quarter of 2013, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks include those related to the risk factors disclosed from time to time in the company's SEC filings, including, but not limited to, those discussed in the company's most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Copyright © 2013 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Jim Butler
Sr. Director of Finance
858-674-8183
jbutler@pulseelectronics.com